RCLP
                       Ratio of Earnings to Fixed Charges



                                                                                                                 RCLP/PRT
                                                                                                       PRT Acq    Merger
                                                                                RCLP Acq     PRT        Pro       Pro       Offering
                                                                                Pro forma  Historical  forma     forma        Pro
                                                                                  1998       1998       1998      1998       Forma
                                                                                ----------------------------------------------------

Net income ..................................................................... 42,096     44,996     43,808    85,548      83,665
Adjust for:
   Minority interest ...........................................................    464       --         --         464         464
   Equity in income of joint ventures ..........................................   (946)      --         --        (946)       (946)
   Gain on sale of real estate ................................................. (1,390)      (837)      (837)   (2,227)     (2,227)
Plus fixed charges ............................................................. 38,631     22,112     28,018    66,649      68,532
Plus distributions from equity joint ventures ..................................    384       --         --         384         384
Less preferred stock dividend .................................................. (6,500)    (2,352)    (2,352)   (8,852)     (8,852)
Less capitalized interest ...................................................... (3,417)    (3,009)    (3,009)   (6,426)     (6,426)

Earnings ....................................................................... 69,322     60,910     65,628   134,594     134,594

Preferred stock/unit dividend ..................................................  6,500      2,352      2,352     8,852       8,852
Interest expense including amortization of loan costs and interest savings...... 28,714     16,751     22,657    51,371      53,254
Capitalized interest ...........................................................  3,417      3,009      3,009     6,426       6,426
                                                                                ----------------------------------------------------
Total fixed charges ............................................................ 38,631     22,112     28,018    66,649      68,532

Ratio ..........................................................................    1.8        2.8        2.3       2.0         2.0



                                                                                  RCLP       RCLP       RCLP      RCLP        RCLP
                                                                                  1998       1997       1996      1995        1994
                                                                                ----------------------------------------------------

Net income ..................................................................... 49,299     24,288      4,942       796         577
Adjust for:
   Minority interest ...........................................................    464        505       --        --          --
   Equity in income of joint ventures ..........................................   (946)       (33)       (70)       (4)        (17)
   Gain on sale of real estate .................................................(10,726)      (451)      --        --          --
Plus fixed charges ............................................................. 30,239     16,658      6,857     5,085       2,854
Plus distributions from equity joint ventures ..................................    384         69        232        12          29
Less preferred stock dividend .................................................. (3,358)      --         --        --          --
Less capitalized interest ...................................................... (3,417)    (1,896)      (381)     (285)       (216)
                                                                                ----------------------------------------------------
Earnings ....................................................................... 61,939     39,140     11,580     5,604       3,227

Preferred stock/unit dividend ..................................................  3,358       --         --        --          --
Interest expense including amortization of loan costs and interest savings ..... 23,464     14,762      6,476     4,800       2,638
Capitalized interest ...........................................................  3,417      1,896        381       285         216
                                                                                ----------------------------------------------------
Total fixed charges ............................................................ 30,239     16,658      6,857     5,085       2,854

Ratio ..........................................................................    2.0        2.3        1.7       1.1         1.1
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